Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 2, 2012, by and among: Innovaro, Inc., a Delaware corporation (the “Seller”); Strategos, Inc., a Delaware corporation (the “Purchaser”) and certain individuals listed on Exhibit A (collectively, the “Strategos Individuals” and together with the Seller and the Purchaser, the “Parties” or a “Party”). Certain capitalized terms used in this Agreement are defined in Exhibit B.

RECITALS

WHEREAS, the Strategos Individuals have agreed to end their employee relationship with the Seller in accordance with certain respective Separation and Release Agreements by and between each Strategos Individual and the Seller (collectively, the “Separation Agreements”);

WHEREAS, the Seller has determined to divest its Strategos branded consulting business (the “Consulting Business”) and has agreed to sell it to the Strategos Individuals;

WHEREAS, the Strategos Individuals have formed Strategos, Inc., which intends on, among other things, acquiring assets and licensing certain intellectual property used in the Consulting Business from the Seller;

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Sale of Assets; Related Transactions

1.1 Sale of Assets. The Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser good and valid title to certain properties, rights, interests and other tangible and intangible assets of the Seller only as identified in this Agreement (the “Assets”) and the Licensing Agreement free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement:

(a) subject to Section 7.3 of this Agreement, all accounts receivable of the Seller related to the Consulting Business that are pending as of August 31, 2012 and identified in Schedule 1.1(a);

(b) all inventories and work-in-progress of the Seller for the Consulting Business, and all rights to collect from customers (and to retain) all fees and other amounts payable, or that may become payable, to the Seller with respect to such services performed on behalf of the Seller on or prior to the Closing Date;

(c) all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Seller used in the Consulting Business (including the tangible assets identified in Schedule 1.1(c)) and any proceeds from the sale of such tangible assets during the months of July and August, 2012;

(d) all advertising and promotional materials possessed by the Seller used in the Consulting Business;

(e) the Intellectual Property and Intellectual Property Rights identified in Schedule 1.1(e), (including the right to use the name “Strategos”) and variations thereof, and the goodwill of the Seller related thereto (the “Purchased IP”). Seller shall retain no rights to the Purchased IP; specifically, Seller, its successors, and assigns, shall have no rights whatsoever to use the name “Strategos,” variations thereof, the Strategos Logo or variations thereos, the client and contact lists of the Consulting Business, or the web domain listed in Schedule 1.1(e) for any purpose;

(f) all rights of the Seller under the Seller Contracts identified in Schedule 1.1(f));

(g) all Governmental Authorizations held by the Seller (including the Governmental Authorizations identified in Schedule 1.1(g));

(h) all claims for past infringement or misappropriation of Intellectual Property or Intellectual Property Rights identified in Schedule 1.1(e) against other Persons except those individuals executing Separation Agreements with Seller (regardless of whether or not such claims and causes of action have been asserted by the Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable); and

(i) all copies of the books, records, files and data of the Seller used in connection with the Consulting Business.

1.2 Purchase Price. As consideration for the sale of the Assets to the Purchaser, at the Closing, the Purchaser shall pay to the Seller, a total of $100,000 (the “Purchase Price”), which (i) those certain Strategos Individuals executing this Agreement acknowledge and agree that such amount has been deemed invested in the Purchaser by such respective Strategos Individual, and (ii) each Party acknowledges and agrees will be deemed paid by the Purchaser in the form of an off set by the Seller against certain payments that it must make to the Strategos Individuals under their respective Separation Agreements.

1.3 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Assets shall not include any assets unrelated to the Consulting Business, and including, without limitation, those assets listed on Exhibit C, nor any assets other than those described in Section 1.1, and the Excluded Assets shall not be transferred to the Purchaser, but shall be retained by the Seller.

1.4 Sales Taxes. The Seller shall bear and pay, and shall reimburse the Purchaser and the Purchaser’s affiliates for, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Assets to the Purchaser or in connection with any of the other Transactions.

1.5 Closing.

(a) The closing of the sale of the Assets to the Purchaser (the “Closing”) shall take place in Tampa, Florida at 10:00 a.m. on such date as the Purchaser may designate in a written notice delivered to the Seller; provided, however, that if any condition set forth in Section 4 has not been satisfied as of the date designated by the Purchaser. For purposes of this Agreement “Closing Date” shall mean the time and date as of which the Closing actually takes place.

(b) At the Closing:

(i) the Seller shall execute and deliver to the Purchaser such bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Assets free of any Encumbrances;

(ii) the Purchaser and the Seller shall acknowledge the offset, in which it is recognized that the Seller has received the Purchase Price as contemplated by Section 1.2(a);

(iii) the Seller and the Purchaser shall execute and deliver to the other the License Agreement; and

(iv) the Strategos Individuals and the Seller shall each execute and deliver to the other the respective Separation Agreements for each Strategos Individual.

2.	Representations and Warranties of the Seller.

The Seller represents and warrants, to the Purchaser, as follows:

2.1 Organization. The Seller (a) is a corporation duly incorporated, validly existing, and in good standing under its jurisdiction of incorporation; and (b) has all requisite corporate power and authority to execute, deliver, and perform the Transactions contemplated hereby.

2.2 Authority and Enforceability. The execution, delivery, and performance by the Seller of this Agreement and the consummation of the Transactions contemplated hereby are within the corporate power of the Seller and have been duly authorized by all necessary corporate actions on the part of the Seller. The execution of this Agreement by the Seller constitutes the legal valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

2.3 No Consents or Approvals. No material consent, approval, authorization or Order of, or registration or filing with, or notice to, any court or Governmental Body having jurisdiction or regulatory authority over the Seller (or any of their properties) is required for (a) the Seller’s execution and delivery of this Agreement (and each agreement executed and delivered by it in connection herewith) or (b) the consummation by the Seller of the Transactions contemplated by this Agreement (and each agreement executed and delivered by it in connection herewith, including) and, to the extent any such material consent, approval, authorization, Order, registration, filing or notice was required, it has been obtained, made or given (as applicable) and is still in full force and effect.

2.4 No Broker’s or Finder’s Fee. No Person or Entity acting on behalf of the Seller or any of their affiliates or under the authority of any of them is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from the Purchaser or any of their affiliates in connection with any of the Transactions contemplated hereby.

2.5 Title to the Assets. The Seller owns, and has good and valid title to the Assets; all rights of the Seller under Seller Contracts.

2.6 Intellectual Property; Privacy.

(a) Ownership Free and Clear. The Seller exclusively owns all right, title, and interest to the Purchased IP (other than Intellectual Property Rights exclusively licensed to the Seller, as identified in Schedule 1.1(e)) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Schedule 1.1(f)) except for Permitted Liens. Without limiting the generality of the foregoing:

(b) Perfection of Rights. All material documents and instruments necessary to establish, perfect, and maintain the rights of the Seller in the Purchased IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(i) Employees and Contractors. Each Person who is or was an employee or contractor of the Seller and who is or was involved in the creation or development of any Purchased IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Purchased IP to the Seller and confidentiality provisions protecting the Purchased IP. No current or former shareholder, officer, director, or employee of the Seller has any claim, right (whether or not currently exercisable), or interest to or in any Purchased IP. No employee of the Seller is in breach of any Contract with any former employer or other Person concerning any Purchased IP due to his activities as an employee of the Seller.

(ii) Government Rights. No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Seller IP.

(iii) Protection of Proprietary Information. The Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Purchased IP. Without limiting the generality of the foregoing, no portion of the source code for any Purchased IP has been disclosed or licensed to any escrow agent or other Person.

(c) Valid and Enforceable. All Purchased IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

(i) Misuse and Inequitable Conduct. The Seller has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Purchased IP that is Registered IP.

(ii) Trademarks. No trademark or trade name owned, used, or applied for by the Seller that is Purchased IP conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used, or applied for by the Seller that is Purchased IP.

(iii) Legal Requirements and Deadlines. Each item of Purchased IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Purchased IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP that is Purchased IP filed by or on behalf of the Seller has been abandoned, allowed to lapse, or rejected. Schedule 2.6(b)(iii) accurately identifies and describes as of the date of this Agreement each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain such item of Purchased IP in full force and effect.

(iv) Interference Proceedings and Similar Claims. No interference, opposition, reissue, reexamination, or other Proceeding is has been pending or, to the best of the Seller’s Knowledge, threatened, in which the scope, validity, or enforceability of any Purchased IP is being, has been, or could reasonably be expected to be contested or challenged. To the best of the Seller’s Knowledge, there is no basis for a claim that any Purchased IP is invalid or unenforceable.

(d) Third-Party Infringement of Company IP. To the best of the Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Purchased IP. Schedule 2.6(c) accurately identifies (and the Seller has provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Seller or any representative of the Seller regarding any actual, alleged, or suspected infringement or misappropriation of any Purchased IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(e) Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the Transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Purchased IP; (b) a breach of or default under any Seller Purchased IP Contract; (c) the release, disclosure, or delivery of any Purchased IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Purchased IP.

(f) Infringement Claims. No infringement, misappropriation, or similar claim or Proceeding is pending or, to the best of the Seller’s Knowledge, threatened against the Seller or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Seller with respect to such claim or Proceeding, in each case with respect to the Purchased IP. The Seller has never received any notice or other communication (in writing or otherwise) suggesting or offering that the Purchased IP infringes on a license to any Intellectual Property Right of another Person.

2.7 Contracts. Schedule 1.1(f) identifies and provides an accurate and complete description of each Seller Contract. The Seller has delivered to the Purchaser accurate and complete copies of all Contracts identified in Schedule 1.1(f), including all amendments thereto. Each Seller Contract is valid and in full force and effect.

2.8 No Additional Representations. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 2 OF THIS AGREEMENT, THE SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE CONSULTING BUSINESS OR THE ASSETS.

3.	Representations and Warranties of the Purchaser.

The Purchaser, jointly and severally, represents and warrants, to the Seller, as follows:

3.1 Organization. The Purchaser (a) is a duly organized corporation, validly existing, and in good standing under the laws of its jurisdiction of organization; and (b) has all requisite corporate power and authority to execute, deliver, and perform the Transactions contemplated hereby.

3.2 Authority and Enforceability. The execution, delivery, and performance by the Purchaser of this Agreement and the consummation of the Transactions contemplated hereby are within the power of the Purchaser and have been duly authorized by all necessary actions on the part of the Purchaser. The execution of this Agreement by the Purchaser constitute, or will constitutes, a legal valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

3.3 No Consents or Approvals. No consent, approval, authorization or Order of, or registration or filing with, or notice to, any court or Governmental Body having jurisdiction or regulatory authority over the Purchaser (or any of its properties) is required for (a) the Purchaser’s execution and delivery of this Agreement (and each agreement executed and delivered by it in connection herewith) or (b) the consummation by the Purchaser of the Transactions contemplated by this Agreement (and each agreement executed and delivered by it in connection herewith) and to the extent any such consent, approval, authorization, Order, registration, filing or notice was required, it has been obtained, made or given (as applicable) and is still in full force and effect.

3.4 No Broker’s or Finder’s Fee. No Person or Entity acting on behalf of the Purchaser or any of their affiliates or under the authority of any of them is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from the Seller or any of their affiliates in connection with any of the Transactions contemplated hereby.

4.	Conditions Precedent to the Purchaser’s Obligation to Close.

The Purchaser’s obligation to purchase the Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):

4.1 Accuracy of Representations. The representations and warranties of the Seller contained in this Agreement shall have been true when made and at all times after the date when made, to and including the Closing Date, with the same force and effect as if made on and as of each such times, including the Closing Date, except to the extent that failure of such representations and warranties to be true and correct as of such dates would not have a Material Adverse Effect, and all covenants of the Seller contained in this Agreement and to be performed at or prior to the Closing shall have been complied with in all material respects.

4.2 Performance of Obligations. The Seller shall execute and deliver to the Purchaser such bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of the Purchaser or their counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Assets.

4.3 Consents. Each of the Consents identified in Schedule 4.3 shall have been obtained and shall be in full force and effect.

4.4 No Material Adverse Change. There shall have been no material adverse change in the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller (a “Material Adverse Effect”) since the date of this Agreement, provided, however, that any adverse change arising from or related to: (i) conditions affecting the Seller’s business or the United States economy generally; (ii) national or international political or social conditions, including the engagement by the United States in hostilities; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP; (v) changes in any Legal Requirements; (vi) any action taken by a party hereto in accordance with this Agreement; (vii) any existing event or occurrence or circumstance with respect to which the Purchaser has knowledge as of the date hereof; (viii) any adverse change in or effect on the business of the Seller that is cured by the Seller by the Closing; (ix) the public announcement of the transactions contemplated by this Agreement; (x) any action taken by Purchaser or any of its affiliates or Representatives or (xi) the completion of the transactions contemplated hereby, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur with respect to such entity.

5.	Conditions Precedent to the Seller’s Obligation to Close.

The Seller’s obligation to sell the Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived, in whole or in part, in writing):

5.1 Accuracy of Representations. The representations and warranties of the Purchaser contained in this Agreement shall have been true when made and at all times after the date when made, to and including the Closing Date, with the same force and effect as if made on and as of each such times, including the Closing Date and all covenants of the Purchaser contained in this Agreement and to be performed at or prior to the Closing shall have been complied with in all respects.

5.2 Purchaser’s Performance. All of the other covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.

6.	Termination.

This Agreement may be terminated prior to the Closing by the Purchaser or Seller in writing to the other if (a) there is a material breach of any provision in this Agreement by the other Party, or (b) either Party reasonably determines that the timely satisfaction of any condition set forth in Section 4 have become impossible or impractical (other than as a result of any failure on the part of the Parties to comply with or perform its obligations in this Agreement).

7.	Post-Closing Covenants.

7.1 Further Actions. From and after the Closing Date, the Seller shall cooperate with the Purchaser and the Purchaser’s affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of the Assets purchased under this Agreement. Without limiting the generality of the foregoing, from and after the Closing Date, the Seller shall promptly remit to the Purchaser any funds that are received by the Seller and that are included in, or that represent payment of receivables included in, the Assets. The Seller: (a) hereby irrevocably authorizes the Purchaser, at all times on and after the Closing Date, to endorse in the name of the Seller any check or other instrument that is made payable to the Seller and that represents funds included in, or that represents the payment of any receivable included in, the Assets; and (b) hereby irrevocably nominates, constitutes and appoints the Purchaser as the true and lawful attorney-in-fact of the Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchaser, in the name of and on behalf of the Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser may reasonably deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Assets, (ii) defending or compromising any claim or Proceeding relating to any of the Assets, or (iii) otherwise carrying out or facilitating any of the Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of the Seller.

Publicity. The Seller shall ensure that, on and at all times after the Closing Date: (a) no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of the Seller without the Purchaser’s prior written consent; (b) the Seller continues to keep the terms of this Agreement and the other Transactional Agreements strictly confidential; and (c) the Seller keeps strictly confidential, and the Seller does not use or disclose to any other Person, any non-public document to the Purchaser. Notwithstanding the foregoing, the Seller may make any such press release or announcement and may make any other disclosure regarding this Agreement and the transactions, which it in good faith believes, based on advice of counsel, is necessary in connection with any Legal Requirement.

7.2 Accounts Receivables. Notwithstanding anything contained in this Agreement to the contrary, Purchaser agrees that all rights with respect to the receivables set forth on Schedule 1.1(a) shall be allocated between Seller and Purchaser as set forth on Schedule 1.1(a) and that upon Purchaser’s receipt of any payment with respect to any such receivables, Purchaser shall promptly pay to Seller Seller’s pro rata portion of such payment.

8.	[Omitted]

9.	Miscellaneous Provisions.

9.1 Expenses; Fees. Except as provided in the next sentence, the Purchaser and the Seller shall bear its own expenses incurred in connection with the Transactions contemplated by this Agreement. Notwithstanding the foregoing, should any party hereto institute any action or proceeding in court or otherwise to enforce or interpret this Agreement by reason of or with respect to an alleged breach of any provision hereof, the prevailing party shall be entitled to receive from the non-prevailing party such amount as the court may judge to be reasonable attorneys’ and paralegals’ fees for the services rendered to the prevailing party in such action or proceeding, plus the prevailing party’s costs and expenses therein, regardless of whether such action or proceeding is prosecuted to judgment.

9.2 Entire Agreement. This Agreement, together with the schedules and exhibits attached hereto, along with the Transaction Agreements, constitute the entire agreement of the Parties hereto regarding the purchase and sale of the Assets, and all prior agreements, understandings, representations and statements, oral or written, are superseded hereby.

9.3 Captions. Section captions used in this Agreement are for convenience only, and do not affect the construction of this Agreement.

9.4 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof and shall be deemed an original signature for all purposes.

9.5 Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing, and shall be deemed given when personally delivered to a party set forth below or when sent by facsimile providing a transmission confirmation, the next business day after being sent by overnight delivery by a recognized overnight delivery service, or three (3) days after mailed by first class mail, registered, or certified, return receipt requested, postage prepaid, or when delivered by nationally-recognized overnight delivery service, with proof of delivery, delivery charges prepaid, in any case addressed as follows:

If to the Seller:	Innovaro, Inc.
2109 Palm Avenue
Tampa, Florida 33605
Facsimile: (813) 754-2363

If to the Purchaser:
Strategos, Inc.
35 East Wacker Drive, Ninth Floor
Chicago, Illinois 60601
Facsimile: (312) 655-8334

If to the Strategos Individuals

To the address indicated on Exhibit A for each Strategos Individual

9.6 Severability. If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained in this Agreement.

9.7 Further Assurances. At any time or from time to time after the Closing, without further consideration, the Seller shall, at the request of the Purchaser, execute and deliver such further instruments and documents as the Purchaser may reasonably request as may be reasonably necessary to evidence or effect the consummation of the Transactions contemplated by this Agreement.

9.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Seller. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.9 Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of Florida (without reference to conflicts of law principles).

9.10 Waiver of Trial by Jury. THE SELLER AND THE PURCHASER HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE SELLER AND THE PURCHASER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

9.11 Submission to Jurisdiction; Selection of Forum. EACH PARTY HERETO (A) AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN (I) THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF FLORIDA, (II) IN AN APPROPRIATE FLORIDA STATE COURT IN TAMPA, FLORIDA (SUCH FEDERAL OR STATE COURT IN TAMPA, FLORIDA IS HEREAFTER REFERRED TO AS THE “CHOSEN COURT”) AND (B) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT, (C) WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURT, (D) WAIVES ANY ARGUMENT THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY THERETO, AND (E) AGREES THAT SERVICE OR PROCESS UPON ANY PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 9.5 OF THIS AGREEMENT.

9.12 Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means “including without limitation”.

9.13 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person or Entity other than the Parties hereto, the Indemnities, and their respective successors and permitted assigns.

9.14 Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No party may assign its rights or interests hereunder without providing the other party with prior written notice and receives other parties consent; provided, however, that the Purchaser shall be entitled to assign its rights under this Agreement to an Entity wholly-owned by the Purchaser. No party may delegate all or any of its obligations or duties hereunder, without the prior written consent of the other party.

9.15 [Omitted]

9.16 Consequential Damages. IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY, FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR SIMILAR INDIRECT DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, CLAIMS FOR SERVICE INTERRUPTION AND CLAIMS FOR LOSS OF DATA) ARISING OUT OF OR IN CONNECTION WITH THE PURCHASER’S USE, MAINTENANCE OR OPERATION OF ANY OF THE ASSETS FOLLOWING THE CLOSING, IRRESPECTIVE OF THE CAUSE OF ACTION OR THEORY UPON WHICH LIABILITY FOR SUCH DAMAGES MIGHT BE ALLEGED. EXCEPT IN THE EVENT OF FRAUD BY THE PURCHASER, THE PURCHASER’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL BE THE PAYMENT OF FUNDS AS REQUIRED PURSUANT TO SECTION 1.2. EXCEPT IN THE EVENT OF FRAUD BY THE SELLER, IN NO EVENT SHALL THE SELLER’S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE ACTUAL AMOUNT OF THE PURCHASE PRICE ACTUALLY PAID BY THE PURCHASER TO THE SELLER PURSUANT TO SECTION 1.2 OF THIS AGREEMENT. EXCEPT IN THE EVENT OF FRAUD BY A PARTY TO THIS AGREEMENT, THE SELLER AND THE PURCHASER AGREE THAT THE PROVISIONS OF THIS AGREEMENT SHALL CONSTITUTE THE EXCLUSIVE REMEDY AVAILABLE TO THE SELLER AND THE PURCHASER FOR DAMAGES. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

9.17 Non-Disparagement; No-interference. The Parties mutually agree that they will not publicly make disparaging remarks about the other, such as, by way of example, to members of the media or press, or to any customers or vendors of the Seller or to other third parties. The Strategos Individuals and the Purchaser, its officers, shareholders, directors and employees further agree not to take any action or make any written or oral statement which is intended to, or in effect, criticizes, denigrates or disparages the goodwill, business, services or reputation of the Seller, or any of its shareholders, officers, directors, affiliates or advisors, or otherwise to intimidate, harass or otherwise interfere with any of the foregoing persons.

9.18 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing or the termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Purchaser, the Seller and the Strategos Individuals have caused this Agreement to be executed as of the day and year first above written.

SELLER:

INNOVARO, INC.

By:	/s/ Asa Lanum

Its:	Chief Executive Officer

PURCHASER:

STRATEGOS, INC.

By:	/s/ Gary Getz

Its:	President

STRATEGOS INDIVIDUALS

By:	/s/ Gary Getz

Name:	Gary Getz

By:	/s/ Ian Pallister

Name:	Ian Pallister

EXHIBIT A

STRATEGOS INDIVIDUALS

Gary Getz

275 Escobar Road

Portola Valley, CA 94028 USA

Phone: (650) 854-0401

Facsimile: (650) 854-0491

e-mail: ggetz@strategos.com

Ian Pallister

Auenstrasse 35

85737 Ismaning

Deutschland

Phone: +49 171 209 5670

e-mail: ian.pallister@strategos.com

EXHIBIT B

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit B):

Agreement. “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit B is attached (including any Schedule annexed hereto), as it may be amended from time to time.

Comparable Entities. “Comparable Entities” shall mean Entities (other than the Seller) that are engaged in businesses similar to the business of the Seller.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

Damages. “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

Encumbrance. “Encumbrance” shall mean any material lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Excluded Assets. “Excluded Assets” shall mean those assets not used in the Consulting Business and including, without limitation, the assets identified on Exhibit C (to the extent owned by the Seller on the Closing Date).

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission,

clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Intellectual Property. “Intellectual Property” shall mean and include all algorithms, application programming interfaces, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

Knowledge. “Knowledge” shall mean that an individual shall be deemed to have “Knowledge” about a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual should have known such fact or other matter under the circumstances. Sellers shall be deemed to have “Knowledge” of a particular fact or other matter if Chief Executive Officer, Asa Lanum, or Chief Financial Officers, Carol Wright, has Knowledge of such fact or other matter.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

License Agreement. “License Agreement” shall mean that certain Technology License Agreement dated as of October 2, 2012 by and between the Purchaser and the Seller.

Order. “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

Ordinary Course of Business. An action taken by or on behalf of the Seller shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a) such action is recurring in nature, is similar in nature and magnitude to actions customarily taken, is consistent with the past practices of the Seller and is taken in the ordinary course of the normal day-to-day operations of the Seller;

(b) such action is taken in accordance with sound and prudent business practices; and

(c) such action is not required to be authorized by the shareholders of the Seller, the board of directors of the Seller or any committee of the board of directors of the Seller and does not require any other separate or special authorization of any nature.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Purchased IP. “Purchased IP” shall mean the Intellectual Property and Intellectual Property Rights identified in Schedule 1.1(e) and the related goodwill of the Seller.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Seller Contract. “Seller Contract” shall mean those contracts set forth on Schedule 1.1(f).

Seller IP. “Seller IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Seller Products or methods or processes used to manufacture the Seller Products related to the Purchased IP, and (b) all other Intellectual Property Rights owned by or exclusively licensed to the Seller related to the Purchased IP.

Seller IP Contract. “Seller IP Contract” shall mean any Contract to which the Seller is a party or by which the Seller is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Purchased IP or that otherwise relates to any Purchased IP.

Seller Product. “Seller Product” shall mean any product or service from the Purchased IP designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Seller.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

Transactional Agreements. “Transactional Agreements” shall mean: (a) the Agreement; (b) the License Agreement; (c) the Separation Agreements; and (d) the Closing Certificate.

Transactions. “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Assets by the Seller to the Purchaser in accordance with the Agreement; and (ii) the performance by the Seller, the Purchaser and the Strategos Individuals of their respective obligations under the Transactional Agreements, and the exercise by the Seller, the Strategos Individuals and the Purchaser of their respective rights under the Transactional Agreements.

EXHIBIT C

Additional Excluded Assets

1.	All Intellectual Property Rights and Intellectual Property related to the consulting business except for only those Intellectual Property and Intellectual Property Rights expressly set out in Schedule 1.1(e).

2.	All assets of Seller not specifically or expressly identified in this Agreement as being sold, assigned, transferred, conveyed and delivered to Purchaser.

3.	The Seller Receivables set forth on Schedule 1.1(a).

SCHEDULE 1.1(A)

Accounts Receivable

	Amount of Receivable	Amount to be Paid to Seller by Purchaser (the “Seller Receivables”)	Amount to be Retained by Purchaser
Altria-02	$249,919.57	$28,107.57	$175,000.00 fees plus
			$46,812.00 expenses
Syngenta-02	$47,525.14	$2,841.14	$42,000.00 fees plus
			$2,684.00 expenses

SCHEDULE 1.1(C)

Tangible assets

All equipment, materials, supplies, furniture, and other tangible assets of the Seller located at the current Chicago, Illinois, Strategos office.

Company-owned personal computers over 12 months of age in the possession of individual Strategos members.

SCHEDULE 1.1(E)

Intellectual Property and Intellectual Property Rights

1. Strategos brand name and logo; including, without limitation:

A.	“STRATEGOS” – US – Reg. No. 2,124,308

B.	“STRATEGOS” – Australia – Reg. No. 731326 (remains in the original Strategos’ name and would need to be transferred from Strategos to Innovaro to Strategos and can be done post closing.)

C.	“STRATEGOS” – United Kingdom – Reg. No. 2137262

D.	“STRATEGOS” (Logo) – United Kingdom – Reg. No. 2137264

2. Strategos customer list, including both current and formerly active clients, and other address lists of prospective clients and commercial contacts

3. The following web domains:

a.	www.strategos.com;

b.	www.discoveryspace.com;

c.	www.innovationtothecore.com; and

d.	other web domains and addresses as mutually agreed

SCHEDULE 1.1(F)

Contracts

1.	Project Agreement, dated March 1, 2012 by and between Altria Client Services, Inc. and Strategos, a Division of Innovaro, Inc.

2.	Master Services Agreement, dated March 1, 2012 by and between Altria Client Services, Inc. and Strategos, a Division of Innovaro, Inc.

3.	Service Provider Agreement, dated February 1, 2012 by and between Syngenta Crop Protection AB, a Swiss corporation and Strategos, a Division of Innovaro, Inc.

SCHEDULE 1.1(G)

Governmental Consents

See Schedule 1.1(e)

SCHEDULE 2.6(B)(III)

Action, Filing, and Payment Required within 120 days after the date of this Agreement in order to maintain Seller IP

None

SCHEDULE 2.6(C)

Actual, Alleged, or Suspected Infringement or Misappropriation of any Seller IP

None

SCHEDULE 4.3

Consents (other than Governmental Consents)

[insert]